EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the First Quarter of 2010

Midland Park, NJ – May 3, 2010 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today its financial results for the first quarter ended March 31, 2010.  Net income for the three months ended March 31, 2010 was $871,000, or $0.13 per diluted common share, as compared to net income of $1.2 million, or $0.19 per diluted common share, for the three months ended March 31, 2009.  Results for the current year period include an increased provision for loan losses.  All per share calculations have been adjusted for a 5% stock dividend paid in November 2009.
“While our earnings were again impacted by the provision for loan losses,” said Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, “positives for the quarter included an increase in net interest income as well as an increase in fees and service charges, and effective management of noninterest expenses.”
Net interest income grew $581,000, or 10.4%, in the first quarter of 2010 compared to last year.  For the three months ended March, 31, 2010, the net interest spread and margin grew to 3.74% and 4.08%, respectively, from 3.42% and 3.87%, respectively, for the three months ended March 31, 2009.  The current period yield on earning assets of 5.58%, compared

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to an earning asset yield of 5.81% for the three months ended March 31, 2009, reflects the effect of a prolonged low interest rate environment.  More than offsetting the decline in the asset yield, the cost of interest-bearing liabilities declined to 1.84% for the three months ended March 31, 2010 as compared to 2.39% reported for the same prior year period, principally reflecting the repricing of deposits at lower rates, consistent with the lower interest rate environment.
The Corporation recorded a $1.55 million provision for loan losses for the three months ended March 31, 2010 compared to a provision for loan losses of $150,000 for the March 2009 period.  The total allowance for loan losses increased to 1.77% of total loans from a comparable ratio of 1.50% at December 31, 2009 and 1.22% at March 31, 2009, reflecting the continuing uncertain economic environment.
Commenting on the Corporation’s loan loss provision, Van Ostenbridge stated, “While the results of our reserve analysis process required us to increase the provision for loan losses, our team continues to work diligently to assertively address problem and potential problem loans.  We are making progress in working through these problem assets and the current difficult economic cycle.”  Van Ostenbridge continued, ”While additional problem loans emerged, we were encouraged by our ability during the current quarter to resolve several of the problem loans existing at December 31, 2009.”  Non-performing loans declined slightly to $22.3 million, or 4.83% of total loans at March 31, 2010, compared to $22.9 million, or 4.98% at December 31, 2009.
During the first quarter of 2010, the Corporation realized a $328,000 gain on sale of securities.  The security sale addressed the anticipated impact of rising interest rates and provided the Corporation with additional liquidity.  In addition, noninterest income included increased fees and service charges when compared to the same period last year.  This

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Stewardship Financial Corporation continued	May 3, 2010

increase is partially the result of higher debit card related income due to increased customer usage.
Effective expense management was demonstrated by only a slight increase in total noninterest expenses in comparison to the first quarter of 2009.
Total assets at March 31, 2010 were $662.2 million, relatively unchanged from assets of $663.8 million at December 31, 2009.  A $9.1 million decrease in the securities available for sale is primarily attributable to the sale of securities as discussed previously.  Loans receivable, gross increased $1.4 million from December 31, 2009, reflecting a sufficient level of demand offset by payoffs and normal principal amortization.  The Corporation adheres to appropriate underwriting standards to ensure the origination of quality loans.
Total deposits were $542.9 million at March 31, 2010, representing solid growth of $13.0 million when compared to deposits of $529.9 million at December 31, 2009.  The growth in deposits consisted of both interest-bearing and non-interest bearing accounts, demonstrating appropriate product offerings.  As a result of the deposit growth, other borrowings were reduced $18.6 million since December 31, 2009.
Van Ostenbridge concluded, “During this challenging time for the banking industry, our philosophy has been, and continues to be, to manage the net interest margin without compromising asset quality or future earnings potential.  For the near term, the size and extent of our loan loss provisioning will remain the most important single factor in our earnings.  However, we believe that with stabilization in our credit quality and a rebound in overall economic activity, we are well positioned for future growth.”
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known

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for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank’s Tithe amounts to over $7.0 million in total donations since the program began.
We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009

Selected Financial Condition Data:
Cash and cash equivalents	$12,196	$8,871	$11,820
Securities available for sale	93,926	103,026	106,577
Securities held to maturity	70,758	67,717	70,842
FHLB Stock	2,390	3,227	3,032
Loans receivable:
Loans receivable, gross	461,877	460,476	437,196
Allowance for loan losses	(8,174)	(6,920)	(5,324)
Other, net	(422)	(437)	(405)
Loans receivable, net	453,281	453,119	431,467

Loans held for sale	2,724	660	1,968
Other assets	26,951	27,224	23,310
Total assets	$662,226	$663,844	$649,016

Total deposits	$542,930	$529,930	$515,470
Other borrowings	36,000	54,600	50,500
Subordinated debentures	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,399	15,396	15,162
Other liabilities	6,677	3,190	7,087
Stockholders' equity	54,003	53,511	53,580
Total liabilities and stockholders' equity	$662,226	$663,844	$649,016

Book value per common share	$7.57	$7.50	$7.53

Equity to assets	8.15%	8.06%	8.26%

Asset Quality Data:
Nonaccrual loans	$19,525	$19,656	$6,592
Loans past due 90 days or more and accruing	-	415	414
Restructured loans	2,775	2,846	2,375
Total nonperforming loans	$22,300	$22,917	$9,381

Non-performing loans to total loans	4.83%	4.98%	2.15%
Non-performing loans to total assets	3.37%	3.45%	1.45%
Allowance for loan losses to nonperforming loans	36.65%	30.20%	56.75%
Allowance for loan losses to total gross loans	1.77%	1.50%	1.22%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31,
	2010	2009
Selected Operating Data:
Interest income	$8,495	$8,473
Interest expense	2,316	2,875
Net interest and dividend income	6,179	5,598
Provision for loan losses	1,550	150
Net interest and dividend income
after provision for loan losses	4,629	5,448
Non-interest income:
Fees and service charges	469	396
Bank owned life insurance	86	83
Gain on sales of mortgage loans	55	11
Gain on calls and sales of securities	328	39
Merchant processing	-	118
Other	73	60
Total noninterest income	1,011	707
Non-interest expenses:
Salaries and employee benefits	2,126	2,059
Occupancy, net	489	472
Equipment	309	265
Data processing	325	305
FDIC insurance premium	224	170
Charitable contributions	165	171
Merchant processing	-	108
Other	786	858
Total noninterest expenses	4,424	4,408
Income before income taxes	1,216	1,747
Income tax expense	345	560
Net income	871	1,187
Dividends on preferred stock	137	84
Net income available to common stockholders	$734	$1,103

Weighted avg. no. of diluted common shares	5,841,633	5,834,953
Diluted earnings per common share	$0.13	$0.19

Return on average common equity	5.48%	9.04%

Return on average assets	0.54%	0.76%

Yield on average interest-earning assets	5.58%	5.81%
Cost of average interest-bearing liabilities	1.84%	2.39%
Net interest rate spread	3.74%	3.42%

Net interest margin	4.08%	3.87%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2009.